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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Regions Financial Corporation 2006 Long-Term Incentive Plan of our reports dated March 3, 2006, with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Regions Financial Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Regions Financial Corporation, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Birmingham, Alabama
June 28, 2006